                                                                   EXHIBIT 10.33

                                  AMENDMENT TO
                       SANTA FE INTERNATIONAL CORPORATION

                   1997 LONG-TERM INCENTIVE COMPENSATION PLAN

WHEREAS the Compensation Committee of the Board of Directors of Santa Fe International Corporation ("Board") having been expressly authorized by the Board, has effective November 22, 1999, authorized and approved an amendment of the definition of "Change of Control" contained within the Santa Fe International Corporation 1997 Long Term Incentive Plan ("Plan") to address of a "merger of equals" transaction; and

WHEREAS, Section 6.8 of the Plan authorizes the Board in this instance to amend the Plan;

NOW, THEREFORE, the Santa Fe International Corporation 1997 Long-Term Incentive Plan, which was adopted effective June 13, 1997, is hereby amended effective November 22, 1999 as follows:

1. A new Subparagraph (vi) of Section 5.7 "Change of Control" thereof is ADDED to the Plan to read as follows:

         (vi) there is consummated a `merger of equals' (which for purposes of this Subsection shall mean a merger with another company of relatively equal size) to which the Company is a party as a result of which the persons who were equityholders of the Company immediately prior to the effective date of such merger shall have beneficial ownership of less than 55% of the combined voting power for election of members of the Board (or equivalent) of the surviving entity or its parent following the effective date of such merger, provided that the Board shall have authority to increase said percentage as may in its sole discretion be deemed appropriate to cover a specific transaction.


Dated:  December 1, 1999



By: /s/ Cary A. Moomjian
    --------------------------------------------
    Santa Fe International Corporation